Exhibit 99.1

FOR IMMEDIATE RELEASE

Procera Networks To Raise $7.2 Million of Gross Proceeds
In Registered Direct Common Stock Offering

LOS GATOS, Calif., March 2, 2010 – Procera® Networks Inc. (AMEX: PKT), a developer of Evolved DPI solutions providing awareness, analysis, and control for network service providers, today announced that it has obtained commitments from selected institutional investors to purchase approximately $7.2 million of its common stock in a registered direct offering.  Under the terms of the transaction, Procera will sell eighteen million shares of its common stock at a price of $0.40 per share.

The closing of the offering is expected to take place on March 4, 2010, subject to customary closing conditions. All of the shares of common stock are being offered pursuant to an effective registration statement previously filed with the Securities and Exchange Commission.

The company anticipates that net proceeds from the offering, after deducting the estimated placement agent fees and estimated offering expenses, will be used for general working capital purposes.  This includes procuring inventory for sale to customers, expanding research and development activities, expanding sales and marketing activities and potential acquisitions.

Merriman Curhan Ford & Co. acted as the sole placement agent for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus may be obtained from Merriman Curhan Ford & Co. at 135 east 57th Street, 24th Floor, New York, New York 10022.  The prospectus will also be available on the Securities and Exchange Commission website at http://www.sec.gov.

About Procera Networks Inc.
Procera Networks Inc. delivers Evolved DPI solutions designed to give service providers awareness, control and protection of their applications and networks. Founded in 2002, Procera (NYSE Amex: PKT) is based in Silicon Valley and has offices around the globe.

Press Contact
Diana Loredo, Procera Networks, 408-890-7039, diana.loredo@proceranetworks.com

Investor Relations Contact
Cynthia Hiponia, The Blueshirt Group, 1-415-217-4966, ir@proceranetworks.com

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the "Act"), including statements regarding the anticipated completion of the offering and the use of proceeds.  Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, the ability of Procera to timely complete the offering,commercialize the applicable technology and introduce products and the acceptance of those products by the market, the ability of resellers to sell the Procera products, market conditions, the general acceptance of the Company's products and technologies, competitive factors, timing, and other risks described in the Company's reports and filings with the SEC from time to time.

Procera Networks is a registered trademark, and PacketLogic and DRDL are trademarks of Procera Networks, Inc. All rights reserved. All other products or brands mentioned are trademarks and/or service marks of their respective owners.

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Procera Networks Inc. • 100 Cooper Court, Los Gatos, CA 95032
Tel: (408) 354-7200 • Fax: (408) 354-7211 • www.proceranetworks.com